                                                                      Exhibit 99

                  CAUTIONARY STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 - "SAFE HARBOR" FOR FORWARD-LOOKING STATEMENTS

This report and other written reports and oral statements made from time to time by Merck may contain so-called "forward-looking statements," all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as "expects," "plans," "will," "estimates," "forecasts," "projects" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address Merck's growth strategy, financial results, product approvals and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company's forward-looking statements. These factors include inaccurate assumptions and a broad variety of risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Although it is not possible to predict or identify all such factors, they may include the following:

- Competitive factors, including generic competition as patents on key products such as 'Vasotec', 'Mevacor' and 'Pepcid' expire, as well as technological advances and patents obtained by competitors.

- Increased "brand" competition in therapeutic areas important to Merck's long-term business performance.

- Pricing pressures, both in the United States and abroad, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement and pricing in general.

-        The difficulties and uncertainties inherent in new product development.
         The outcome of the lengthy and complex process of new product development is inherently uncertain. A candidate can fail at any stage of the process and one or more late-stage product candidates could fail to receive regulatory approval. New product candidates may appear promising in development but fail to reach the market because of efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others.

- Efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

- Legal factors, including product liability claims, antitrust litigation, environmental concerns and patent disputes with competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products.

- Lost market opportunity resulting from delays and uncertainties in the approval process of the United States Food and Drug Administration and foreign regulatory authorities.

- Difficulties in obtaining adequate levels of product liability insurance.

- Changes in tax laws including changes related to the taxation of foreign earnings, as well as the impact of legislation capping and ultimately repealing Section 936 of the Internal Revenue Code (relating to earnings from the Company's Puerto Rican operations).

- Changes in accounting standards promulgated by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission that are adverse to Merck.

- Economic factors over which Merck has no control, including changes in inflation, interest rates and foreign currency exchange rates.

This list should not be considered an exhaustive statement of all potential risks, uncertainties and inaccurate assumptions.